Exhibit 99.1

This press release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as "will," "would," "could," "expect," "plan," "hope," and words of a similar nature that convey future meaning.


Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. Such risks and uncertainties include, but are not limited to: the risk that the operating results projected in our guidance may be adversely affected by regulatory developments (such as approval of a compact in Oklahoma enabling our tribal customers to engage in Class III gaming), increased competitive pressures from significant entrants into the Class II market, or the failure of one or more of our projected new revenue sources or significant development opportunities to generate anticipated revenues; the continuing risk that legal developments, such as new federal circuit court or U.S. Supreme Court decisions, could impair or virtually eliminate the ability of our tribal customers to offer electronic games in the Class II market; the risk of an impaired competitive position for our games as a result of changes we made in order to obtain a Class II certification letter from the NIGC; the risk that Reel Time Bingo 2.0, once fully commercially deployed, may not achieve market acceptance as a result of its speed of play or other issues; the risk that our new Gen4 system may encounter technological or other difficulties during its initial deployment; risks that our development projects with our tribal customers may not lead to placement of our games with such customers; risks that markets such as California that we believe represent opportunities for our products may not emerge as we anticipate; the risk of future regulatory enforcement action against versions of our games that have not been certified by the NIGC; the impact of economic conditions on the play of our games in our customers' facilities, and on our customers' willingness to lease additional games from us; new risks and challenges we confront as we expand into non-Native-American gaming activities; risks associated with a high level of customer and geographic concentration; and the risks that our customers' purchases of our products might decline in light of these or other developments. Other important risks and uncertainties that may affect our business are detailed form time to time in the "Certain Risks" and the "Risk Factors" sections and elsewhere in our filings with the Securities and Exchange Commission. We undertake no obligation to update information in this release.


Multimedia Games, Inc. (Nasdaq: MGAM) today reported record operating results for its fiscal fourth quarter, ended September 30, 2003, as summarized below:


                           Summary of Q4 2003 Results
         (In millions, except per-share data and player station counts)

                                               For the Three Months Ended
                                                      September 30,
                                                  2003              2002           Change
                                            --------------    ----------------   ----------
Net revenues                                $        30.7     $          23.8       29.2%
EBITDA(1)                                   $        18.1     $          14.1       28.5%
Net income                                  $         7.4     $           6.8        9.1%
Diluted EPS                                 $        0.50     $          0.47        6.4%
Average installed
     Class II player stations                       9,874               7,442       32.7%
     Class III player stations                      2,790               2,129       31.0%

                           Summary of FY 2003 Results
                      (In millions, except per-share data)

                                               For the Twelve Months Ended
                                                      September 30,
                                                  2003              2002           Change
                                            --------------    ----------------   ----------
Net revenues                                $       123.5     $          93.3       32.3%
EBITDA(1)                                   $        72.4     $          54.7       32.4%
Net income                                  $        31.7     $          25.3       25.3%
Diluted EPS                                 $        2.15     $          1.74       23.6%


(1) EBITDA is defined as earnings before interest, taxes, depreciation and amortization. A reconciliation of EBITDA to net income, the most comparable Generally Accepted Accounting Principles ("GAAP") financial measure, can be found attached to this release.

Clifton Lind, Multimedia Games' ("Multimedia's") President and Chief Executive Officer, commented, "We are pleased to report both record annual and fourth quarter results, achieved while overcoming the external challenges unique to the Class II market, and while executing our plan to diversify into new markets and making significant investments in new product development to establish new recurring revenue sources. We are establishing guidance for fiscal 2004 representing EPS growth of 22.8%, which considers our continued significant investments in new products and markets during the first six months of fiscal 2004, and follows on the heels of the large investments made during the second half of fiscal 2003.

"Multimedia's record fourth quarter results were driven primarily by our share of the recurring revenue generated by 10,259 Class II player stations in play at 87 tribal gaming facilities. The 8,761 New Generation Player Stations installed as of September 30, 2003 reflect the net addition of 1,192 player stations during the quarter, an increase of 15.7% from the prior quarter's installed base. It is noteworthy that the placement of a record quarterly number of player stations during Q4, with the goal of optimizing net revenue and EBITDA, did not significantly reduce the network-wide average daily hold per player station. Our past focus on and investments in new markets have allowed us to place Class II player stations in new, underserved markets which yield higher-than-network-average daily hold per player station, while we continue to optimize the number of units in locations that we already serve.

"The average hold per day per player station for New Generation games was approximately $114 in both Q4 FY03 (September 2003) and Q3 FY03 (June 2003). Analyzing the trend over the last two quarters, the average hold per day per player station reached a network low in July before increasing in August and September to levels on par with those achieved in April and May. Results for our New Generation player stations, including new installations, were consistent with our expectations and projections.

"On September 23, 2003, Reel Time Bingo 2.0 ("RTB 2.0") was the subject of a favorable Class II Advisory Opinion issued by the National Indian Gaming Commission ("NIGC") and, in October, we fulfilled all remaining requirements in conjunction with the Advisory Opinion and the related Settlement Agreement. Having now met all requisite conditions regarding RTB 2.0, we are pleased to report that RTB 2.0 is presently in beta test at two tribal facilities, and that Multimedia is working closely with other tribal customers who might choose to install RTB 2.0. We are excited about our RTB 2.0 offering and proud that it will be the first Class II game deployed in the field that meets the new NIGC guidelines. Prior to submitting RTB 2.0 to the lab for final verification, our technology team worked hard within the new guidelines to create a product that we expect will once again be a winner for our tribal customers. We have had RTB
2.0 in tests and in focus group studies, and empirical data indicates that once our system has a critical mass of RTB 2.0 players, and players go through the normal learning curve associated with the release of any new gaming engine, the game can play as fast as any of Multimedia's New Generation games fielded thus far.

"We believe that RTB 2.0 will be installed on a meaningful number of player stations prior to the calendar year end. While our game implementation team continues to port game themes to RTB 2.0, our systems, database and server groups have moved on to facilitate the delivery of new market-leading products to our tribal customers and to new markets.

"We are in the process of converting our gaming systems located in both Class II and Class III tribal facilities to our new, fourth-generation gaming system ("Gen4"). As we have previously reported, the Gen4 gaming system offers our tribal customers many attractive new features and benefits, and extends our track record for providing innovative, standard-setting gaming products and services to our customers. For example, Gen4 allows Multimedia to offer our customers both Class III and Class II games featuring local progressive capabilities and complex bonus rounds. Such features have proven to increase earnings in Class III jurisdictions. The Gen4 system also supports wide-area progressives for our Class II customers and in Class III jurisdictions where regulations permit. The advanced architecture and communication protocol of the Gen4 system, when coupled with our advanced gaming engines, enable accelerated play of a wide variety of our games.

"The initial success of a new development project for a Class II facility highlights the benefits to us and to our tribal customers and of our strategic initiative to support the development and/or expansion of tribal gaming facilities. To date, we have entered into development agreements for six facilities in Oklahoma with an aggregate outstanding commitment of approximately $30 million. Our support of our tribal customers through such arrangements should result in the initial placement of approximately 2,000 additional New Generation player stations at these six sites, growing to a total of approximately 3,000 units over the long term. Currently, we are in discussions with tribes regarding other new development agreements, several of which are outside of Oklahoma.

"These are very exciting times in Class II gaming. We believe that there are several potential new markets, including California, where Class II gaming could gain a strong foothold as tribal gaming authorities continue to evaluate the use of Class II player stations to augment their Class III offerings. Given the number of casinos in California that are currently at the 2,000 slot machine compact limit and which experience demand well in excess of this limit, our New Generation offerings and other new Multimedia products could present attractive options to address such demand, as our products have the ability to generate high incremental earnings. We continue to focus resources on these exciting, evolving markets and we remain optimistic that activities in California in 2004 will underscore the value of the significant work we have already done in this market.

"Multimedia continues to work to diversify its sources of revenue beyond our traditional Class II and Class III Native American gaming markets. This is evidenced by our contract to serve as the central determinant system provider for the New York Lottery's Video Terminal ("VLT") "racino" market. We currently believe that the system will go live as early as January 2004, when the first racetrack is scheduled to go on line. With initial start up costs (i.e. up front staffing, travel and training) this new source of recurring revenue will impact fiscal 2004 operating results. As the system provider with a small, ongoing percentage of the win, the earnings benefit from this project will be realized beginning in fiscal 2005. This expectation takes into consideration the slippage in the original racetrack deployment schedule and the delay between our incurring costs and our realizing a meaningful revenue share from the operation and maintenance of the central system.

"As we indicated in prior public statements, we expect new competition from other gaming equipment providers, and we have strategies for addressing any such new entrants. During the fiscal 2004 first quarter, Multimedia will continue to invest in developing new market opportunities that can benefit from our central determinant system technology. We believe that we will recognize recurring revenue from a number of new markets during fiscal 2004, including the racino and charity markets.

"Multimedia  is  a  customer-  and  market-driven  company.  Our  technical  and development teams are a tremendous source of Multimedia's technological strength, innovation, and intellectual property. Our team is passionate about providing superior service, delivering the most profitable legal products to our customers, and developing games with the highest entertainment value for players. We have several new gaming engines in various stages of development that we believe will provide our tribal customers the continued high levels of profitability they have come to expect from our games. Our strong balance sheet provides us the necessary flexibility to continue to invest in research and development, expand our Class II network, fund appropriate development projects and diversify our revenue sources. At fiscal 2003 year end we had cash of $26.3 million, representing an impressive 38% increase from June 30, 2003 levels.

"Early in fiscal 2004, we loaned California-based Lytton Rancheria, a federally recognized Indian tribe, approximately $21 million, which the tribe used to facilitate the transfer of land in San Pablo, California from fee to trust to enable the tribe to conduct gaming activities. This loan is consistent with Multimedia's long-standing support of Native American tribes and their efforts to maintain sovereign rights. However, it is important to reiterate that our entire agreement is simply a loan, with no additional requirements or conditions imposed on Lytton Rancheria, other than the pledge of the collateral securing the loan and the requirement that the loan be repaid with interest within its term. The tribe has issued public statements that it not only intends to, but feels that it is in their best interest to attempt to, negotiate a Class III compact with the Governor. We have stated publicly that one of our core beliefs is that what is in the best interest of our tribal customers is ultimately in Multimedia's best interest, and we stand by these statements.

"Last week, during a webcast investor conference, we indicated that there have been questions about whether the recent NIGC Advisory Opinions, the new Class II definition regulations, or recent decisions by U.S. District and Circuit Courts have brought new clarity to Class II gaming. Specifically, we have been asked about a possible Department of Justice ("DOJ") appeal to the U.S. Supreme Court of recent decisions by the United States Courts of Appeal for the Eight and Tenth Circuits. We stated last week that this certainly was an important subject to the DOJ, and it was our understanding that the department doesn't take lightly a decision to Petition for a Writ of Certiorari. Late Friday evening we were notified verbally, but are still awaiting written confirmation, that DOJ had filed a petition for certiorari with the Clerk of the United States Supreme Court. In light of the fact that literally thousands of Petitions for Writ of Certiorari are filed each year, it is not clear whether or not this issue will rise to the level required for the U.S. Supreme Court to grant a Writ of Certiorari. Furthermore, if the U.S. Supreme Court does grant a Writ of Certiorari, it is difficult to predict how and when the Court will rule.

We are not a party to this case, and will only become involved at the request of our tribal customers. However, there is one thing which our tribal customers can rely on with absolute certainty; if asked, Multimedia will support Native Americans' efforts and initiatives to defend their rights and sovereignty. This case is potentially quite important to Native American gaming, and therefore to Multimedia, but until we have obtained and analyzed the filing in this case, we feel it would be highly speculative for us to make any further comments on this issue."

Fiscal 2003 Fourth Quarter Results:
Net revenues for the quarter rose 29.2% to $30.7 million, compared to $23.8 million in the fourth quarter of 2002. Fourth quarter 2003 EBITDA (earnings before interest, taxes, depreciation and amortization), rose 28.5% to $18.1 million, from $14.1 million in the fourth quarter of 2002.

The increase in fourth quarter net revenue and EBITDA is attributable to the continued growth of the installed base of player stations featuring New Generation games. The New Generation installed base as of September 30, 2003 was 8,761 units, an increase of 3,523 units, or approximately 67.3%, from the New Generation installed base of 5,238 units as of September 30, 2002. There were no sales of Class III units in the fourth quarter of 2003.

At September 30, 2003, Reel Time Bingo games represented 96.7% of the total installed base of New Generation units, up from 88.3% in the quarter ended June 30, 2003. As in previous quarters, the increase in the installed base of New Generation games was partially offset by a decline in the number of Legacy units, which continue to be removed as certain tribal facilities replace them with higher-earning units. Accordingly, the installed base of Class II player stations at September 30, 2003 increased by 1,015 total units, or 11.0%, from the quarter ended June 30, 2003, which reflects the net addition of 1,192 New Generation player stations and the net removal of 177 Legacy game player stations.

The following table sets forth Multimedia's end-of-period installed player station base by quarter and by product line for each of the four most recent fiscal quarters:


   Quarter       Reel Time                                             Total               Total
    Ended          Bingo         MegaNanza        Legacy         Class II Units      Class III Units
-------------  ------------  ---------------  ---------------  ------------------  -----------------
  9/30/2003       8,473              288*         1,498               10,259            2,851
  6/30/2003       6,686              883          1,675                9,244            2,455
  3/31/2003       5,478            1,294          1,856                8,628            2,117
  12/31/2002      1,840            4,161          2,216                8,217            2,109


* On October 28, 2003, Multimedia filed an 8-K indicating that play on the remaining MegaNanza units was discontinued. All of those units were converted to Reel Time Bingo units.

SG&A expenses increased $2.7 million, from $9.5 million for the September 2002 quarter to $12.2 million for the September 2003 quarter. This increase was primarily the result of an increase in salaries, wages, and employee benefits for additional personnel hired to address Multimedia's expanded electronic gaming network, and of the additional facility expense resulting from the greater number of employees. Multimedia also incurred higher repair and maintenance, advertising, legal and lobbying expenses in the September 2003 quarter compared to the same period in the prior fiscal year.

Inventory  increased  from $13.0  million at June 30,  2003 to $14.2  million at
September 30, 2003, primarily as a result of purchasing additional player stations for future deployment and back office equipment for the Gen4 deployment. As of September 30, 2003, Multimedia had 28 finished player stations in inventory at a cost of $176,000, and a component parts inventory of $14.0 million. Included in component parts are approximately 1,400 player station cabinets purchased late in the quarter that required additional assembly prior to deployment. Component parts are utilized both to assemble new player stations and to replace parts in existing player stations.

Notes receivable decreased significantly, from $11.4 million as of June 30, 2003, to $4.2 million as of September 30, 2003. The decline is primarily due to collections in the September 2003 quarter of notes receivable relating to Class III player station sales, and the repayment in its entirety of the note receivable due from a development project.

During the quarter ended September 2003, Multimedia capitalized $1.4 million in costs related to the internal development of its gaming products and systems, compared to $1.0 million during the quarter ended June 30, 2003. A reconciliation of the capitalized software follows (in thousands):

                                                              Net Book Value
                                                              --------------
          Capitalized software - June 30, 2003                $       4,321
          Additions:
               NY Lottery                                               476
               Gen4 gaming system                                       155
               Game themes                                              590
               Other projects                                           219
          Project write-offs                                            (66)
          Amortization                                                 (254)
                                                              --------------
          Capitalized software - September 30, 2003           $       5,441
                                                              ==============

For the quarter ended September 30, 2003, total additions to fixed assets were $23.8 million, representing cash cap-ex of $19.7 million, and financed cap-ex of $4.1 million. Of the total additions to fixed assets, $9.1 million related to Class II player station placements, $428,000 related to Class III player station placements, $3.0 million related to player station component parts and back-office systems, $1.3 million related to development projects, $3.5 million related to equipment and third-party software for the NY Lottery, $1.4 million related to internally developed software (detailed above), and the remaining $5.1 million related to licenses, corporate infrastructure and other asset purchases.

Depreciation and amortization in the September 30, 2003 quarter increased to $6.6 million, from $5.5 million in the June 2003 quarter. The increase is primarily the result of the opening during the fiscal fourth quarter of a development project funded by Multimedia, and the placement of new player stations at the facility. In addition, depreciation and amortization in the fourth fiscal quarter reflects Multimedia's continued placements of Class II gaming devices at other facilities. Depreciation and amortization expense as a percentage of average net PP&E was 9.5% for the current quarter, compared to 9.6% for the June 2003 quarter.

Research and development expense in the September 30, 2003 quarter increased by 13.6% to approximately $2.5 million, from approximately $2.2 million for the September 30, 2002 quarter. The increase is due to an increase in the number of employees in Multimedia's development group, resulting from efforts to develop new gaming products and systems for the Class II and Class III markets, and other potential markets Multimedia may enter.

Guidance
Multimedia Games established its initial Q1 '04 and FY '04 guidance as detailed in the table below. For fiscal 2004, Multimedia believes diluted EPS will be $2.64, an increase of 22.8% from reported diluted EPS of $2.15 for fiscal 2003. With fiscal 2004 first quarter guidance of $0.46 per share, and full year guidance of $2.64 per share, Multimedia expects accelerating sequential quarterly earnings momentum throughout the year.

With Multimedia now addressing five distinct markets and potential new revenue sources, it is important to note that each of these markets have different business models and economics. In addition, Multimedia expects that the business model for its current markets will also evolve. Therefore, modeling Multimedia's future earnings is no longer as basic as extrapolating average hold per machine data and other metrics.

The guidance assumes a significant increase in net New Generation player station placements (over the recent historical average of approximately 200 per month) as Multimedia leverages new products for new customers in new markets. The guidance reflects expenses in the first half of fiscal 2004 representing significant investments in future new projects, the benefit of which will be realized beginning in the second half of fiscal 2004, and for the New York VLT operations, beginning in fiscal 2005.

The table below summarizes Multimedia's current financial guidance for the first quarter and full year of fiscal 2004 (in millions, except per-share data):

                       Q1 2004            Q1 2003           FY 2004           FY 2003
                      (Guidance)          (Actual)         (Guidance)         (Actual)
                      -----------        ----------        -----------       -----------
EBITDA                $      18.9        $     16.5        $     108.0       $      72.4
Net Income            $       7.0        $      7.5        $      41.4       $      31.7
Diluted EPS           $      0.46        $     0.50        $      2.64       $      2.15


Conference Call
Multimedia Games, Inc. is hosting a conference call and webcast today, November 24 at 10:00 a.m. EST (9:00 a.m. CST). Both the call and webcast are open to the general public. The conference call numbers are 800-406-5356 (domestic) or 913-981-5572 (international). Please call five minutes prior to the presentation to ensure that you are connected.

Interested parties may also access the live call on the Internet at www.shareholder.com/mgam/medialist.cfm. Please log on fifteen minutes in advance to ensure that you are connected prior to the call's initiation. Two hours after the call has concluded, an archived version of the webcast will be available for replay at the same location or at www.multimediagames.com/Investors/Index.htm.

A digital replay of the teleconference will also be available beginning at 2:00 p.m. EST the day of the call, continuing through midnight EST on December 1, 2003. To access this rebroadcast, dial 888-203-1112 (domestic) or 719-457-0820 (international), and then the pass code 729736.

About the Company
Multimedia Games, Inc. is the nation's leading supplier of interactive electronic games and player stations to the rapidly growing Native American gaming market. Multimedia's games are delivered through a telecommunications network that links its player stations with one another both within and among gaming facilities. Multimedia designs and develops networks, software and content that provide its customers with comprehensive gaming systems. Multimedia's development and marketing efforts focus on Class II gaming systems and Class III video lottery systems for use by Native American tribes throughout the United States. Additional information may be found at www.multimediagames.com.

This press release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as "will," "would," "could," "expect," "plan," "hope," and words of a similar nature that convey future meaning. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. Such risks and uncertainties include, but are not limited to: the risk that the operating results projected in our guidance may be adversely affected by regulatory developments (such as approval of a compact in Oklahoma enabling our tribal customers to engage in Class III gaming), increased competitive pressures from significant entrants into the Class II market, or the failure of one or more of our projected new revenue sources or significant development opportunities to generate anticipated revenues; the continuing risk that legal developments, such as new federal circuit court or U.S. Supreme Court decisions, could impair or virtually eliminate the ability of our tribal customers to offer electronic games in the Class II market; the risk of an impaired competitive position for our games as a result of changes we made in order to obtain a Class II certification letter from the NIGC; the risk that Reel Time Bingo 2.0, once fully commercially deployed, may not achieve market acceptance as a result of its speed of play or other issues; the risk that our new Gen4 system may encounter technological or other difficulties during its initial deployment; risks that our development projects with our tribal customers may not lead to placement of our games with such customers; risks that markets such as California that we believe represent opportunities for our products may not emerge as we anticipate; the risk of future regulatory enforcement action against versions of our games that have not been certified by the NIGC; the impact of economic conditions on the play of our games in our customers' facilities, and on our customers' willingness to lease additional games from us; new risks and challenges we confront as we expand into non-Native-American gaming activities; risks associated with a high level of customer and geographic concentration; and the risks that our customers' purchases of our products might decline in light of these or other developments. Other important risks and uncertainties that may affect our business are detailed form time to time in the "Certain Risks" and the "Risk Factors" sections and elsewhere in our filings with the Securities and Exchange Commission. We undertake no obligation to update information in this release.

                         - Financial statements follow -

                             MULTIMEDIA GAMES, INC.
                           CONSOLIDATED BALANCE SHEETS
                 As of September 30, 2003 and September 30, 2002
               (In thousands, except shares and per-share amounts)
                                                                           September 30,         September 30,
                                                                               2003                  2002
                                                                        ------------------    ------------------
                                     ASSETS
CURRENT ASSETS:
   Cash and cash equivalents                                            $           26,319    $           15,247
   Accounts receivable                                                               6,387                 5,697
   Allowance for doubtful accounts receivable                                        (521)                 (428)
   Inventory, net                                                                    2,446                 4,303
   Prepaid expenses and other assets                                                 1,811                 1,418
   Notes receivable, net                                                             3,659                 3,115
   Federal and state income tax receivable                                           1,539                   ---
   Deferred income taxes                                                             1,584                   797
                                                                        ------------------    ------------------
         Total current assets                                                       43,224                30,149
Restricted cash and long-term investments                                            1,380                 1,493
Inventory - non-current                                                             11,742                10,328
Property and equipment, net                                                         78,524                40,137
Notes receivable - non-current                                                         500                   ---
Other assets                                                                         8,360                 4,083
                                                                        ------------------    ------------------
         Total assets                                                   $          143,730    $           86,190
                                                                        ==================    ==================
                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
   Current portion of long-term debt and capital leases                 $            4,558    $              245
   Accounts payable and accrued expenses                                            20,138                14,480
   Federal and state income tax payable                                                ---                 1,181
   Halls' share of surplus                                                             ---                   793
   Prize fulfillment fees payable                                                      ---                    44
   Deferred revenue                                                                     24                 1,929
                                                                        ------------------    ------------------
         Total current liabilities                                                  24,720                18,672
Long-term debt and capital leases, less current portion                              9,402                   369
Other long-term liabilities                                                          3,393                 1,385
Deferred income taxes                                                                4,103                   252
                                                                        ------------------    ------------------
         Total liabilities                                                          41,618                20,678
                                                                        ------------------    ------------------
Stockholders' equity:
   Preferred stock, Series A, $0.01 par value, 2,000,000
     shares authorized, no shares issued and outstanding                               ---                   ---
   Common stock, $0.01 par value, 25,000,000 shares authorized
     14,347,014 and 13,963,489 shares issued, and 13,241,811 and
     12,889,144 shares outstanding, respectively                                       143                   140
   Additional paid-in capital                                                       45,631                40,996
   Stockholders' notes receivable                                                  (1,466)               (2,417)
   Treasury stock, 1,105,203 and 1,074,345 shares at cost,
     respectively                                                                  (6,491)               (5,847)
   Retained earnings                                                                64,295                32,640
                                                                        ------------------    ------------------
         Total stockholders' equity                                                102,112                65,512
                                                                        ------------------    ------------------
         Total liabilities and stockholders' equity                     $          143,730    $           86,190
                                                                        ==================    ==================

                             MULTIMEDIA GAMES, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
             For the Three Months Ended September 30, 2003 and 2002
               (In thousands, except shares and per-share amounts)
                                                                              2003                    2002
                                                                         -----------------     ------------------
REVENUES:                                                                  (Unaudited)             (Unaudited)
   Gaming revenue - Class II                                             $          96,676     $           75,226
   Gaming revenue - Class III                                                        1,233                  1,223
   Player station and license sales and lease revenue                                  699                    995
   Other                                                                               584                    103
                                                                         -----------------     ------------------
         Total revenues                                                             99,192                 77,547
   Allotments to hall operators                                                     68,448                 53,424
   Bingo prizes and related costs                                                        4                    325
                                                                         -----------------     ------------------
         Net revenues                                                               30,740                 23,798
                                                                         -----------------     ------------------
OPERATING COSTS AND EXPENSES:
   Cost of player stations and licenses sold                                           431                    231
   Selling, general and administrative expenses                                     12,249                  9,513
   Amortization and depreciation                                                     6,617                  3,871
                                                                         ------------------    ------------------
         Total operating costs and expenses                                         19,297                 13,615
                                                                         -----------------     ------------------
         Operating income                                                           11,443                 10,183
OTHER INCOME (EXPENSE):
Interest income                                                                         65                    150
Interest expense                                                                      (64)                   (57)
                                                                         -----------------     ------------------
Income before income taxes                                                          11,444                 10,276
Income tax expense                                                                   4,046                  3,494
                                                                         -----------------     ------------------
         Net income                                                      $           7,398     $            6,782
                                                                         -----------------     ------------------
Basic earnings per share                                                 $            0.56     $             0.53
                                                                                      ====                   ====
Diluted earnings per share                                               $            0.50     $             0.47
                                                                                      ====                   ====
Shares used in earnings per share calculation:
Basic                                                                           13,159,705             12,881,724
                                                                                ==========             ==========
Diluted                                                                         14,888,703             14,471,239
                                                                                ==========             ==========
             For the Twelve Months Ended September 30, 2003 and 2002
                                                                              2003                   2002
                                                                         -----------------     ------------------
REVENUES:
   Gaming revenue - Class II                                             $         346,385     $          276,898
   Gaming revenue - Class III                                                        4,365                  5,642
   Player station and license sales and lease revenue                               16,322                  7,319
   Other                                                                             1,694                  1,151
                                                                         -----------------     ------------------
         Total revenues                                                            368,766                291,010
   Allotments to hall operators                                                    244,093                196,216
   Bingo prizes and related costs                                                    1,175                  1,452
                                                                         -----------------     ------------------
         Net revenues                                                              123,498                 93,342
                                                                         -----------------     ------------------
OPERATING COSTS AND EXPENSES:
   Cost of player stations and licenses sold                                         9,161                  4,379
   Selling, general and administrative expenses                                     41,916                 34,253
   Amortization and depreciation                                                    21,690                 14,304
                                                                         -----------------     ------------------
         Total operating costs and expenses                                         72,767                 52,936
                                                                         -----------------     ------------------
         Operating income                                                           50,731                 40,406
OTHER INCOME (EXPENSE):
Interest income                                                                        328                    339
Interest expense                                                                     (309)                   (96)
                                                                         -----------------     ------------------
Income before income taxes                                                          50,750                 40,649
Income tax expense                                                                  19,095                 15,384
                                                                         -----------------     ------------------
         Net income                                                      $          31,655     $           25,265
                                                                         -----------------     ------------------
Basic earnings per share                                                 $            2.44     $             2.02
                                                                                      ====                   ====
Diluted earnings per share                                               $            2.15     $             1.74
                                                                                      ====                   ====
Shares used in earnings per share:
Basic                                                                           12,996,335             12,481,159
                                                                                ==========             ==========
Diluted                                                                         14,708,312             14,559,196
                                                                                ==========             ==========

                                  Page 13 of 24

Reconciliation of U.S. GAAP Net income to EBITDA:
EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Although EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles ("GAAP"), Multimedia believes the use of the non-GAAP financial measure EBITDA enhances an overall understanding of Multimedia's past financial performance, as well as providing useful information to the investor because of its historical use by Multimedia as both a performance measure and measure of liquidity, and the use of EBITDA by virtually all companies in the gaming equipment sector as a measure of both performance and liquidity. However, investors should not consider this measure in isolation or as a substitute for net income, operating income, cash flows from operating activities or any other measure for determining Multimedia's operating performance or liquidity that is calculated in accordance with GAAP. In addition, because EBITDA is not calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of EBITDA to the most comparable GAAP financial measure, net income follows:

                Reconciliation of U.S. GAAP Net income to EBITDA:

                                             For the Three Months Ended         For the Twelve Months Ended
                                                    September 30,                      September 30,
                                                 2003              2002             2003              2002
                                            --------------    --------------   --------------    --------------
                                                                     (In thousands)
Net income                                  $       7,398            $6,782    $      31,655     $      25,265
Add back:
Amortization and depreciation                       6,617             3,871           21,690            14,304
Interest expense (income), net                         (1)              (93)             (19)             (243)
Income tax expense                                  4,046             3,494           19,095            15,384
                                            --------------    --------------   --------------    --------------
EBITDA                                      $      18,060     $      14,054    $      72,421     $      54,710

                                  Page 14 of 24